CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
John D. McCown		www.theequitygroup.com
Chairman & CEO		Adam Prior (212) 836-9606
(800) 554 -1589		Ethan Guttenplan (212) 836-9605
www.trailerbridge.com

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS FOURTH QUARTER FINANCIAL RESULTS

Company to hold conference call this afternoon at 4:00 PM ET

Jacksonville, FL – February 25, 2008 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) today reported unaudited financial results for the fourth quarter ended December 31, 2007 (see attached table), summarized by southbound vessel utilization of 75.8%, revenue of $31.5 million, an operating ratio of 92.3% and a net loss of $67,334. The Company’s fourth quarter results were negatively impacted primarily by a net fuel cost increase of $1.7 million and the startup of the Company’s new service, which is estimated to have incrementally reduced net income by $1.5 million during the fourth quarter (see table below).

John D. McCown, Chairman and CEO, said, “The cost per gallon for our tug fuel was up 39.4% in the fourth quarter compared to a year ago and up 12.9% compared sequentially to the third quarter. This rise in fuel prices came prior to the related increases in fuel surcharge levels. Our analysis of the timing of fuel cost and surcharge changes and the consumption effect related to a larger tug for part of the quarter indicates that approximately two-thirds of the fourth quarter’s net fuel cost increase can be attributed to this lag effect and temporary tug substitution and therefore already has been corrected. This fuel gap was exacerbated by our volume related to a low 75.8% southbound utilization as the surcharge is a fixed amount per load. The startup of the new service also had a major negative effect on fourth quarter results. While our Dominican Republic revenue was up from $83,000 in the third quarter to $393,000 in the fourth quarter, the new service did not result in incremental Puerto Rico volume during the quarter. In the DR trade lanes, our different system is new to shippers but we remain confident that our 53’ equipment and our Jacksonville hub deliver better underlying freight cost economics. The larger part of the new service capacity is focused on Puerto Rico and soft market conditions proved difficult during the quarter. However, in that market we have a proven ability to grow volume over time and since the end of 2007 we have garnered additional business in that lane.”

Mr. McCown continued, “We have a long-term focus on the markets we serve and the build-up in volume of our new service will continue. The Costco contract we just announced is expected to increase our Puerto Rico volume by approximately 5% and when combined with several other new awards since the beginning of the year we can already point to an expected increase of approximately 10% in our Puerto Rico volume.”

Trailer Bridge, Inc.	Page 2
February 25, 2008

Total revenue for the three months ended December 31, 2007 was $31.5 million, an increase of 1.3% compared to the $31.1 million reported in the fourth quarter of 2006 and an increase of 11.7% sequentially compared to the third quarter of 2007. During the fourth quarter total southbound container volume increased 0.8% and average revenue per load for containers moved southbound decreased 0.1% from the year earlier period.

The Company’s deployed vessel capacity utilization during the fourth quarter was 75.8% southbound and 20.3% northbound, compared to 90.4% and 24.3%, respectively, during the fourth quarter of 2006. The decrease in utilization was largely related to the introduction of the fifth vessel in a new service, which increased capacity by 22.1% in both directions compared to the year earlier quarter.

Trailer Bridge reported operating income of $2.4 million in the fourth quarter of 2007, a decrease of 62.1% compared with operating income of $6.4 million in the fourth quarter of 2006. The Company reported a net loss of $67,334, or $0.01 per share, for the fourth quarter of 2007 compared to net income of $8.9 million, or $.72 per diluted share, in the year earlier period which included a tax credit of $5.0 million. Trailer Bridge’s pre-tax income in the year earlier period was $3.9 million, or $.32 per diluted share.

Financial Position
At December 31, 2007, the Company had cash balances of $1.9 million, working capital of $5.3 million and stockholders equity of $1.4 million (see balance sheet attached).

Pretax Income Comparison
table showing the change in net fuel cost price and the other major items resulting in the difference in pretax income compared to the fourth quarter of last year is shown below.

Net Fuel Cost Increase Effect	1,654,780
New Service Loss Effect	1,506,576
Reduced Vessel Charter/Slot Revenue	516,918
Demurrage Reserve Increase	487,333
Other Differences, Net	(213,493)

Total Pretax Income Difference	$3,952,114
Fourth Quarter, 2006 Pretax Income	3,882,880
Fourth Quarter, 2007 Pretax Income	(69,234)

Conference Call
Trailer Bridge will discuss fourth quarter results in a conference call today at 4:00 PM (Eastern Time). The dial in number is 888-737-9834 (US/Canada) or 706-643-9215 (International). The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or click http://investor.shareholder.com/media/eventdetail.cfm?mediaid=29930&c=TRBR&mediakey=B8B3267ACE036BBE2C2061AE597FCCD5&e=0. The webcast will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

Trailer Bridge, Inc.	Page 3
February 25, 2008

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

(Tables to Follow)
***

Trailer Bridge, Inc.	Page 4
February 25, 2008

TRAILER BRIDGE, INC.
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007 (Unaudited)	2006	2007 (Unaudited)	2006
OPERATING REVENUES	$31,527,042	$31,113,429	$116,152,794	$110,249,949
OPERATING EXPENSES:
Salaries, wages, and benefits	4,219,781	3,948,056	16,702,856	15,135,860
Rent and purchased transportation	8,199,083	7,269,395	28,284,876	26,003,083
Fuel	6,524,700	3,724,507	18,851,635	14,704,320
Operating and maintenance (exclusive of depreciation & dry-docking
shown separately below)	6,229,416	6,034,698	23,009,628	22,570,884
Dry-Docking	--	184,512	4,544	12,765,606
Taxes and licenses	123,748	113,711	432,285	426,419
Insurance and claims	834,438	1,016,665	3,226,439	3,685,332
Communications and utilities	169,602	124,030	672,739	507,629
Depreciation and amortization	1,523,592	1,318,521	5,640,543	5,278,337
(Gain) Loss on sale of assets	(10,173)	(194,489)	55,421	(105,905)
Other operating expenses	1,293,867	1,186,722	5,064,093	4,427,050

	29,108,054	24,726,328	101,945,059	105,398,615

OPERATING INCOME	2,418,988	6,387,101	14,207,735	4,851,334
NONOPERATING (EXPENSE) INCOME:
Interest expense	(2,578,794)	(2,587,201)	(10,274,249)	(10,249,671)
Interest income	90,572	82,980	589,263	412,876

(LOSS) INCOME BEFORE BENEFIT (PROVISION) FOR
INCOME TAXES	(69,234)	3,882,880	4,522,749	(4,985,461)
BENEFIT (PROVISION) FOR INCOME TAXES	1,900	4,975,496	(4,773,359)	4,967,368

NET (LOSS) INCOME	$(67,334)	$8,858,376	$(250,610)	$(18,093)

PER SHARE AMOUNTS:
NET (LOSS) INCOME PER SHARE BASIC	$(0.01)	$0.75	$(0.02)	$(0.00)

NET (LOSS) INCOME PER SHARE DILUTED	$(0.01)	$0.72	$(0.02)	$(0.00)

Trailer Bridge, Inc.	Page 5
February 25, 2008

TRAILER BRIDGE, INC.
CONDENSED BALANCE SHEET

	December 31, 2007 (Unaudited)	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$1,932,535	$6,909,885
Trade receivables, less allowance for doubtful
accounts of $1,010,341 and $864,875	15,794,534	16,076,170
Prepaid and other current assets	1,504,042	1,637,402
Deferred income taxes, net	202,001	4,975,360

Total current assets	19,433,112	29,598,817
Property and equipment, net	93,762,574	79,966,635
Other assets	8,435,280	8,638,226

TOTAL ASSETS	$121,630,966	$118,203,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$6,918,764	$5,444,805
Accrued liabilities	4,745,867	5,647,988
Unearned revenue	446,774	565,194
Current portion of long-term debt	2,008,220	1,208,902
Current portion of due to affiliate	--	888,133

Total current liabilities	14,119,625	13,755,022
Long-term debt, less current portion	106,098,506	103,505,941

TOTAL LIABILITIES	120,218,131	117,260,963

Commitments and Contingencies	--	--
Stockholders' Equity:
Preferred stock, $.01 par value, 1,000,000, shares authorized;
no shares issued or outstanding	--	--
Common stock, $.01 par value, 20,000,000 shares
authorized; 11,932,664 and 11,787,787 shares issued and
outstanding	119,316	117,878
Additional paid-in capital	53,076,644	52,357,352
Deficit	(51,783,125)	(51,532,515)

TOTAL STOCKHOLDERS' EQUITY	1,412,835	942,715

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$121,630,966	$118,203,678